UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION REQUIRED IN INFORMATION STATEMENT

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Information Statement Pursuant To Section 14(c)

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MISSISSIPPI POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2006
ANNUAL MEETING
 & INFORMATION STATEMENT
www.mississippipower.com

MISSISSIPPI POWER COMPANY
Gulfport, Mississippi
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 17, 2006
NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Mississippi Power Company will be held on May 17, 2006 at 10:15 a.m., central time, at Applied Technology Development Center, 10298 Express Drive, Gulfport, Mississippi 39503, to elect seven members of the board of directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on April 4, 2006 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.
The Information Statement and the 2005 Annual Report are included in this mailing.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
BY ORDER OF THE BOARD OF DIRECTORS
Vicki L. Pierce
Corporate Secretary
Gulfport, Mississippi
April 17, 2006

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Mississippi Power Company (the “Company”) in connection with the 2006 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 17, 2006 at 10:15 a.m., central time, at Applied Technology Development Center, 10298 Express Drive, Gulfport, Mississippi 39503. This Information Statement is initially being provided to shareholders on or about April 17, 2006.
At the meeting, the shareholders will vote to elect seven members to the board of directors and transact any other business that may properly come before the meeting. We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.
All shareholders of record on the record date of April 4, 2006 are entitled to notice of and to vote at the meeting. On that date, there were 1,121,000 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (“Southern Company”). There were also 34,210 shares of $100 preferred stock and 1,200,000 shares of depositary preferred stock, each representing one-fourth of a share of preferred stock, outstanding on that date. With respect to the election of directors, all of the outstanding shares of preferred stock are entitled to vote as a single class with the Company’s common stock. Each share of outstanding common stock counts as one vote and each share of outstanding preferred stock counts as one-half vote. The Company’s charter provides for cumulative voting rights.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS
Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so considered for inclusion for the 2007 annual meeting, shareholder proposals must be received by the Company no later than February 16, 2007.

NOMINEES FOR ELECTION AS DIRECTORS

A board of seven directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. If any named nominee becomes unavailable for election, the board may substitute another nominee.
Below is information concerning the nominees for director stating, among other things, their names, ages, positions and offices held and brief descriptions of their business experience. The information is current as of the date of this Information Statement.
Anthony J. Topazi – Director since 2004
Mr. Topazi, 55, is president and chief executive officer of the Company. He previously served as executive vice president of Southern Company Generation and Energy Marketing from November 2000 to December 2003, senior vice president of Southern Power Company from November 2002 to December 2003, vice president of Southern Power Company from October 2001 to November 2002 and vice president of Southern Company Services, Inc., Fuel Services from 1999 to November 2000.
Tommy E. Dulaney – Director since 2001
Mr. Dulaney, 67, is president and chief executive officer of Structural Steel Services, Inc. (steel fabrication), Meridian, Mississippi. He is a member of the advisory board of Trustmark National Bank.
Warren A. Hood, Jr. – Director since 2004
Mr. Hood, 54, is chairman and chief executive officer of Hood Companies (lumber, plywood, sheathing, roofing), Hattiesburg, Mississippi. He is chairman of the board for the Institute for Technology Development.
Robert C. Khayat – Director since 2002
Dr. Khayat, 68, is chancellor of the University of Mississippi, University, Mississippi.
Aubrey B. Patterson, Jr. – Director since 2005
Mr. Patterson, 63, is Chairman and Chief Executive Officer of BancorpSouth, Inc., Tupelo, Mississippi. He is a director of Furniture Brands International.
George A. Schloegel – Director since 1995
Mr. Schloegel, 65, is president and chief executive officer of Hancock Bank of Mississippi, Gulfport, Mississippi; Hancock Bank of Louisiana, Baton Rouge, Louisiana; and Hancock Bank of Florida, Tallahassee, Florida. He is vice chairman, chief executive officer and director of Hancock Holding Company.
Philip J. Terrell – Director since 1995
Dr. Terrell, 52, is retired superintendent of schools, Pass Christian Public School District, Pass Christian, Mississippi. He is adjunct professor of education at the University of Southern Mississippi, Gulf Park Campus, Long Beach, Mississippi. He is a director of Hancock Bank.
Each nominee has served in his present position for at least the past five years, unless otherwise noted.
Vote Required
The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. The shareholders entitled to vote in the election of directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees.
Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

How is the Company organized?
The Company is managed by a core group of officers and governed by a board of directors that currently consists of seven members. The current nominees for election as directors consist of six non-employee directors and the president and chief executive officer of the Company.
What are directors paid for their services

•	Standard Arrangements. The following compensation was paid to the Company’s directors during 2005 for service as a member of the board of directors and any board committee(s), except that employee directors received no fees or compensation for service as a member of the board of directors or any board committee. At the election of the director, all or a portion of the cash retainer and meeting fees may be payable in Southern Company common stock. Also, at the election of the director, all or a portion of the director’s compensation, including the stock retainer, may be deferred under the Company’s deferred compensation plan for its directors until membership on the board is terminated.

Annual Cash Retainer Fee	$12,000
Quarterly Stock Retainer Fee	85 shares of Southern Company common stock
Meeting Fees	$1,200 for each board meeting attended; and $1,000 for each committee meeting attended

•	Pension Plan. There is no pension plan for non-employee directors.

•	Other Arrangements. No director received other compensation for services as a director during the year ended December 31, 2005 in addition to or in lieu of that specified by the standard arrangements specified above.
Governance Policies and Processes
Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt, preferred stock and preferred securities on the New York Stock Exchange (the “NYSE”). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance is deemed to be in the best interests of the Company’s shareholders. In addition, under the rules of the Securities and Exchange Commission (the “SEC”), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.
EXECUTIVE SESSIONS
It is the practice of the directors to periodically hold executive sessions of the non-employee directors without management participation at meetings of the Controls and Compliance Committee. Information on how to communicate with the chair of the Controls and Compliance Committee or the non-employee directors is provided under “Communications to the Board” below.
COMMITTEES OF THE BOARD
Controls and Compliance Committee:

•	Members are Mr. Schloegel, Chair; Mr. Dulaney and Dr. Khayat
•	Met four times in 2005
•	Oversees the Company’s internal control and compliance matters
The Company’s Controls and Compliance Committee meets periodically with management, internal auditors and the independent registered public accounting firm to discuss auditing, internal controls and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting, audit processes, internal controls and legal, regulatory and ethical compliance. The Southern Company Audit Committee appoints the Company’s independent registered public accounting firm, approves their services and fees and establishes and reviews the scope and timing of their audits. The Southern Company Audit Committee also reviews and discusses the Company’s financial statements with management and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management and other material written communications between the internal auditors and/or independent registered public accounting firm and management. The Southern Company Audit Committee also recommends the filing of the Company’s financial statements with the SEC.
The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com) and is attached to this Information Statement as Appendix A.
Compensation Committee:

•	Members are Mr. Dulaney, Chair; Mr. Hood and Dr. Terrell
•	Met one time in 2005
•	Oversees the administration of the Company’s compensation arrangements
The Company’s Compensation Committee reviews and provides input to Southern Company’s Compensation and Management Succession Committee on the performance and compensation of the Company’s chief executive officer and makes recommendations regarding the fees paid to members of the Company’s board of directors.
Southern Company’s Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers. It also administers executive compensation plans and reviews management succession plans.

The board of directors met nine times in 2005. Average director attendance at all board and committee meetings was 92 percent. No director nominee attended less than 75 percent of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company’s president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company’s by-laws and regulatory requirements applicable to the Company.
Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company’s president and chief executive officer also has input on behalf of Southern Company regarding potential candidates for director nominees.

COMMUNICATIONS TO THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s board of directors, the chair of the Controls and Compliance Committee or the non-employee directors may contact them by writing c/o Corporate Secretary, Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed or the chair of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. None of the Company’s current directors attended the Company’s 2005 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the board of directors of Southern Company. The Company’s management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company in the Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reports on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.
The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, rules and regulations of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC and the NYSE corporate governance rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures made under Rule 3600T of the PCAOB, which, on an interim basis, has adopted Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining their independence.
The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 11 meetings during 2005.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and the board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006. At the 2006 annual meeting of Southern Company’s shareholders, its shareholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.
Members of the Audit Committee:
J. Neal Purcell, Chair
Juanita Powell Baranco
Francis S. Blake
Zack T. Pate

Principal Independent Registered Public Accounting Firm Fees
The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (“Deloitte & Touche”) — the Company’s principal independent registered public accounting firm for 2004 and 2005:

	2004	2005

	(in thousands)
Audit Fees(1)	$1,281	$1,007
Audit-Related Fees	0	0
Tax Fees	2	0
All Other Fees	0	0

Total	$1,283	$1,007

(1)	Includes services performed in connection with financing transactions.
The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and since that time, all services included in the chart above have been pre-approved by the Audit Committee.
Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.
Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit and any other service that the PCAOB determines is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.
Principal Independent Registered Public Accounting Firm Representation
No representative of Deloitte & Touche is expected to be present at the meeting unless no later than three business days prior to the day of the meeting the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907 that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

Southern Company’s Compensation and Management Succession Committee (the “Committee”) is responsible for the oversight and administration of the Company’s executive compensation program. The Committee is composed entirely of independent, non-employee directors and operates pursuant to a written charter.
TOTAL EXECUTIVE COMPENSATION
Executive Compensation Philosophy
The executive compensation program is based on a philosophy that total executive compensation must be competitive and must be tied to the Company’s and Southern Company’s short- and long-term performance. With the objective of maximizing Southern Company shareholder value over time, our program aligns the interests of our executives and the Company’s and Southern Company’s shareholders.
Determination of Total Executive Compensation
The Committee retains an independent executive compensation consultant who provides information on total executive compensation paid at other large companies in the electric and gas utility industries. Most of these companies are included in the 12 companies that comprise the S&P Electric Utility Index. Based on the market data, total executive compensation targets are set at an appropriate size-adjusted level. This means that for target level performance, the program is designed to pay executives an amount that is at or about the median of the market. Total executive compensation is paid through an appropriate mix of both fixed and performance-based compensation. Because the program focuses on performance-based compensation, actual total compensation paid can be above or below the targets based on actual corporate performance.
Components of Total Executive Compensation
The primary components of the executive compensation program are:

•	Base pay (salary);
•	Annual performance-based compensation (short-term goals); and
•	Stock options and performance-based dividend equivalents (long-term components)
The Company also provides certain perquisites that the Committee reviews periodically to determine if they are reasonable and appropriate. The primary perquisites provided by the Company are financial planning services, club memberships (for business use) and home security.
BASE PAY
A range for base pay is determined for each executive officer, including Mr. Topazi, by comparing the base pay at the appropriate peer group of companies described previously. Base pay is generally set at a level that is at or below the size-adjusted median paid at those companies because of the emphasis on incentive compensation in the executive compensation program. The 2005 base pay level for the named executive officers, including Mr. Topazi, was at or near the median.
ANNUAL PERFORMANCE-BASED COMPENSATION
Annual performance-based compensation is paid through the Southern Company Omnibus Incentive Compensation Plan. All executive officers participated in this plan in 2005.
Performance Goals
Annual performance-based compensation is based on the attainment of corporate performance goals and attainment of the Company’s operational goals. All performance goals were set in the first quarter of the year.

For 2005, the corporate performance goals included specific targets for:

•	Southern Company earnings — earnings per share (“EPS”) and
•	The Company’s net income/return on equity (“ROE”)
The Committee believes that accomplishing the corporate goals is essential for the Company’s and Southern Company’s continued success and sustained financial performance. A target performance level is set for each corporate performance goal. Performance above or below the targets results in proportionately higher or lower performance-based compensation. The amount is then adjusted, up or down, based on the degree of achievement of the Company’s operational goals related to such measures as customer satisfaction, system reliability, safety, plant availability, capital expenditures and diversity.
A target percentage of base pay is established for each executive officer based on his or her position level, for target-level performance. Annual performance-based compensation may range from 0 percent of the target to 220 percent based on actual performance, with an additional 10 percent of base salary possible for exceptional individual performance.
No performance-based compensation is paid if performance is below a threshold level or if a minimum earnings level is not reached. Also, no performance-based compensation is paid if Southern Company’s current earnings are not sufficient to fund the Southern Company common stock dividend at the same level as the prior year.
Annual Performance-Based Compensation Payments
Mr. Topazi’s annual performance-based compensation under the Southern Company Omnibus Incentive Compensation Plan for target-level performance was 60 percent of his base pay. The target percentage of base pay for the other executive officers ranged from 40 to 45 percent. The amount paid to each individual for 2005 performance was based 50 percent on the degree of achievement of Southern Company’s EPS goal and 50 percent on the degree of achievement of the Company’s net income/ ROE goal, and was adjusted based on the degree of achievement for the operational goals, as described above. Achievement of Southern Company’s EPS goal exceeded the target. However, as reported in late 2005, in light of the impact of Hurricane Katrina and the positive national recognition the Company received as a result of the restoration efforts by its employees, the Committee approved an adjustment to calculation of the Company’s corporate performance goal and plant availability to exclude the impact of Hurricane Katrina in determining the level of goal achievement for all Company employees, including the executive officers. All Company employees received payments that were 216 percent of their annual performance-based compensation targets. The payouts for all Company employees were increased 55 percent due to the adjustments in goal performance described above and the payout for Ms. Flowers was increased 29 percent. Messrs. Southern and Ussery have not served as officers of the Company since the first quarter of 2005.
LONG-TERM COMPONENTS
The Committee bases a significant portion of the total compensation program on long-term components, including Southern Company stock options and performance dividend equivalents.
Stock Options
Executives are granted options with 10-year terms to purchase Southern Company’s common stock at the market price on the date of the grant under the terms of the Southern Company Omnibus Incentive Compensation Plan. The estimated annualized value represented approximately 22 percent of Mr. Topazi’s total target compensation and ranged from 11 to 18 percent for the other named executive officers. The size of prior grants was not considered in determining the size of the grants made in 2005. The options fully vest upon retirement and expire at the earlier of five years from the date of retirement or the end of the 10-year term.
Performance Dividends
The executive officers, including Mr. Topazi, also are paid performance-based dividend equivalents on most stock options held at the end of the year. Dividend equivalents can range from approximately five percent of the Southern Company common stock dividend paid during the year if Southern Company total shareholder return over a four-year period, compared to a group of other utility companies, is above the 10th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. For eligible stock options held on December 31, 2005, all participants, including the named executive officers, received a payout of $0.83 per option (56 percent of the common stock dividend paid in 2005) for above-target performance under the Southern Company Omnibus Incentive Compensation Plan.

OTHER COMPENSATION
The Company participates in the Southern Company Deferred Compensation Plan for eligible employees, including the executive officers. Participation is voluntary and permits deferral of up to 50 percent of salary and up to 100 percent of performance-based compensation awards. Except for certain prescribed hardship conditions, all amounts are deferred until termination of employment. A participant has two investment options under this plan — a prime-rate investment option and an option that tracks the performance of Southern Company common stock, neither of which produce above-market earnings. This is an unfunded plan and all amounts deferred are payable out of the general assets of the Company. The Committee has reviewed the terms of this plan. The Committee does not consider earnings on deferred compensation in establishing total compensation targets.
The Company also participates in additional non-qualified deferred compensation plans and arrangements that provide post-retirement compensation. In addition, the Committee reviews other benefit programs that are generally available to all employees of the Company.
POLICY ON INCOME TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of certain executives’ compensation that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code and that has been approved by shareholders. Southern Company has obtained shareholder approval of the Omnibus Incentive Compensation Plan. However, because the policy is to maximize long-term shareholder value, tax deductibility is only one factor considered in setting compensation.
SUMMARY
The Committee believes that the policies and programs described in this report link pay and performance and serve the best interest of the Company’s and Southern Company’s shareholders. The Committee frequently reviews the various pay plans and policies and modifies them as it deems necessary to continue to attract, retain and motivate talented executives.
Members of the Committee:
Gerald J. St. Pé, Chair
Thomas F. Chapman
Donald M. James
William G. Smith, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Southern Company’s Compensation and Management Succession Committee is made up of non-employee directors who have never served as executive officers of Southern Company or the Company. During 2005, none of Southern Company’s nor the Company’s executive officers served on the board of directors of any entities whose officers serve on Southern Company’s board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. George A. Schloegel is president and chief executive officer of Hancock Bank, Gulfport, Mississippi. Mr. Aubrey B. Patterson, Jr. is chairman and chief executive officer of BancorpSouth, Inc., Tupelo, Mississippi. During 2005, these banks furnished a number of regular banking services in the ordinary course of business to the Company. The Company intends to maintain normal banking relations with these banks in the future.

EXECUTIVE COMPENSATION INFORMATION

Employment Contracts and Termination of Employment and Change in Control Arrangements
The Company has adopted Southern Company’s Change in Control Program, which is applicable to all of its executive officers. If an executive is involuntarily terminated, other than for cause, within two years following a change in control of Southern Company or the Company, the agreements provide for:

•	lump sum payment of two or three times annual compensation,
•	up to five years’ coverage under group health and life insurance plans,
•	immediate vesting of all stock options, stock appreciation rights and restricted stock previously granted,
•	payment of any accrued long-term and short-term bonuses (performance-based compensation) and dividend equivalents and
•	payment of any excise tax liability incurred as a result of payments made under any individual agreements.
A Southern Company change in control is defined under the agreements as:

•	acquisition of at least 20 percent of Southern Company’s stock,
•	a change in the majority of the members of Southern Company’s board of directors in connection with an actual or threatened change in control,
•	a merger or other business combination that results in Southern Company’s shareholders immediately before the merger owning less than 65 percent of the voting power after the merger or
•	a sale of substantially all the assets of Southern Company.
A change in control of the Company is defined under the agreements as:

•	acquisition of at least 50 percent of the Company’s stock,
•	a merger or other business combination unless Southern Company controls the surviving entity or
•	a sale of substantially all of the assets of the Company.
Southern Company’s annual and long-term performance-based compensation program also provides for pro-rata payments at not less than target-level performance if a change in control occurs and the plan is not continued or replaced with a comparable plan or plans.

Summary Compensation Table
The following table sets forth information concerning the chief executive officer and the other most highly compensated executive officers of the Company serving during 2005.

					Long-Term Compensation

	Annual Compensation				Number of
					Securities	Long-Term
				Other Annual	Underlying	Incentive	All Other
Name and Principal				Compensation	Stock Options	Payouts	Compensation
Position	Year	Salary ($)	Bonus ($)	($)(1)	(Shares)	($)(2)	($)(3)

Anthony J. Topazi(4)	2005	327,637	426,965	59,261	37,805	109,592	93,262
President, Chief Executive	2004	310,384	389,232	16,962	37,479	145,128	37,067
Officer, Director

Bobby J. Kerley(5)	2005	217,425	212,122	25,934	16,099	39,226	61,357
Vice President	2004	207,951	195,464	8,732	16,113	54,390	19,714
	2003	185,055	144,128	3,450	11,828	53,623	8,756

Frances V. Turnage(6)	2005	182,703	175,215	13,213	7,015	24,233	35,028
Vice President, Treasurer,
Chief Financial Officer

Kimberly D. Flowers(6)	2005	186,242	151,305	13,826	10,531	36,064	58,314
Vice President

John W. Atherton(7)	2005	147,548	129,468	15,671	8,597	8,727	40,309
Vice President

Michael W. Southern(8)	2005	247,937	236,779	4,206	17,353	86,891	13,175
Vice President, Treasurer,	2004	225,094	210,695	20,600	17,369	117,695	47,109
Chief Financial Officer	2003	217,594	187,758	16,179	18,032	109,556	36,668

Gene L. Ussery, Jr.(9)	2005	252,160	243,312	6,553	18,944	61,442	18,290
Vice President	2004	230,587	187,621	10,534	17,886	87,520	27,759
	2003	218,752	182,806	8,388	18,129	110,711	11,488

(1)	This column reports tax reimbursements on certain perquisites and personal benefits as well as on additional incentive compensation, if applicable. Additional incentive compensation is reported in the All Other Compensation column.

(2)	Payout of performance dividend equivalents on stock options granted after 1996 that were held by the executive officers at the end of the performance periods under the Southern Company Omnibus Incentive Compensation Plan (“Omnibus Incentive Compensation Plan”) for the four-year performance periods ended December 31, 2003, 2004 and 2005, respectively. Effective January 1, 2005, dividend equivalents can range from approximately five percent of the Southern Company common stock dividend paid during the last year of the performance period if Southern Company total shareholder return over the four-year period, compared to a group of other large utility companies, is above the 10th percentile to 100 percent of the dividend paid if it reaches the 90th percentile. For eligible stock options held on December 31, 2003, 2004 and 2005, all named executive officers earned a payout of $1.385, $1.22 and $0.83 per option, respectively.

(3)	Company contributions in 2005 to the Southern Company Employee Savings Plan (“ESP”), Employee Stock Ownership Plan (“ESOP”) and non-pension related accruals under the Southern Company Supplemental Benefit Plan (“SBP”) are provided in the following table:

Name	ESP	ESOP	SBP

Anthony J. Topazi	$9,450	$773	$7,539

Bobby J. Kerley	7,916	773	2,168

Frances V. Turnage	8,222	773	533

Kimberly D. Flowers	8,272	773	586

John W. Atherton	6,640	669	0

Michael W. Southern	9,007	773	3,395

Gene L. Ussery, Jr.	9,450	773	3,067

In 2005, this amount for Ms. Flowers and Ms. Turnage includes additional compensation of $48,683 and $25,500, respectively. Also in 2005, Messrs. Topazi, Kerley, Atherton and Ussery received additional compensation of $75,500, $50,500, $33,000 and $5,000, respectively. In 2004, this amount also includes additional incentive compensation for Messrs. Topazi, Kerley, Mason, Southern and Ussery in the amounts of $25,000, $10,000, $10,000, $35,000 and $15,500, respectively. In 2003, Mr. Southern’s amount includes additional incentive compensation of $25,000.

(4)	Mr. Topazi became president and chief executive officer of the Company effective January 1, 2004.

(5)	Mr. Kerley became an executive officer of the Company in November 2003.

(6)	Ms. Turnage and Ms. Flowers became executive officers of the Company in March 2005.

(7)	Mr. Atherton became an executive officer of the Company in January 2005.

(8)	Mr. Southern resigned from the Company effective in March 2005 to become the Chief Financial Officer of Southern Power Company.

(9)	Mr. Ussery resigned from the Company effective in March 2005 and was elected Vice President of Georgia Power Company effective in February 2005.

Stock Option Grants in 2005
The following table sets forth all stock option grants to the named executive officers of the Company during the year ending December 31, 2005.

	Number of
	Securities	Percent of Total
	Underlying	Options Granted	Exercise or		Grant Date
	Options	to Employees in	Base Price	Expiration	Present
Name	Granted(1)	Fiscal Year(2)	($/Sh)(1)	Date(1)	Value($)(3)

Anthony J. Topazi	37,805	14.2	32.70	02/18/2015	147,440

Bobby J. Kerley	16,099	6.1	32.70	02/18/2015	62,786

Frances V. Turnage	7,015	2.6	32.70	02/18/2015	27,359

Kimberly D. Flowers	10,531	4.0	32.70	02/18/2015	41,071

John W. Atherton	8,597	3.2	32.70	02/18/2015	33,528

Michael W. Southern	17,353	6.5	32.70	02/18/2015	67,677

Gene L. Ussery, Jr.	18,944	7.1	32.70	02/18/2015	73,882

(1)	Under the terms of the Southern Company Omnibus Incentive Compensation Plan, stock option grants to the named executive officers were made on February 18, 2005 and vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination as a result of death, total disability or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier. The exercise price is the average of the high and low price of Southern Company’s common stock on the date granted. Options may be transferred to a revocable trust.

(2)	A total of 266,051 stock options were granted in 2005 to employees of the Company.

(3)	Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of Southern Company’s common stock at a future date. Significant assumptions are shown below:

	Risk-free	Dividend	Expected
Volatility	Rate of Return	Yield	Term

17.9%	3.87%	4.38%	5 years

Aggregated Stock Option Exercises in 2005 and Year-End Option Values
The following table sets forth information concerning options exercised during the year ending December 31, 2005 by the named executive officers and the value of unexercised options held by them as of December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
	Shares	Value	Year-End(#)		at Year-End($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony J. Topazi	24,723	297,908	60,073	71,966	454,083	255,005

Bobby J. Kerley	13,421	126,998	16,476	30,784	108,552	109,340

Frances V. Turnage	21,037	287,873	15,116	14,080	117,179	52,045

Kimberly D. Flowers	0	0	22,368	21,083	173,782	77,774

John W. Atherton	2,053	14,929	0	10,515	0	26,384

Michael W. Southern	9,136	154,616	69,745	34,943	710,724	129,400

Gene L. Ussery, Jr.	16,656	185,802	37,115	36,911	285,964	134,257

(1)	The “Value Realized” is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.

(2)	This column represents the excess of the fair market value of Southern Company’s common stock of $34.53 per share, as of December 31, 2005, above the exercise price of the options. The Exercisable column reports the “value” of options that are vested and therefore could be exercised. Unexercisable column reports the “value” of options that are not vested and therefore could not be exercised as of December 31, 2005.

Defined Benefit or Actuarial Plan Disclosure
The following table sets forth the estimated annual pension benefits payable at normal retirement age under Southern Company’s qualified Pension Plan, as well as non-qualified supplemental benefits, based on the stated compensation and years of service with the Southern Company system for the named executive officers at the Company. Compensation for pension purposes is limited to the average of the highest three of the final 10 years’ compensation. Compensation is base salary plus the excess of annual incentive compensation over 15 percent of base salary. The compensation components are reported under columns titled “Salary” and “Bonus” in the Summary Compensation Table detailed earlier in this Information Statement.
The amounts shown in the table were calculated according to the final average pay formula and are based on a single life annuity without reduction for joint and survivor annuities or computation of the Social Security offset which would apply in most cases.

	Years of Accredited Service

Compensation	15	20	25	30	35	40

$100,000	$25,500	$34,000	$42,500	$51,000	$59,500	$68,000
300,000	76,500	102,000	127,500	153,000	178,500	204,000
500,000	127,500	170,000	212,500	255,000	297,500	340,000
700,000	178,500	238,000	297,500	357,000	416,500	476,000
900,000	229,500	306,000	382,500	459,000	535,500	612,000
As of December 31, 2005, the applicable compensation levels and accredited service for determination of pension benefits would have been:

	Compensation	Accredited
Name	Level	Years of Service

Anthony J. Topazi	$622,982	36

Bobby J. Kerley	361,865	31

Frances V. Turnage	277,716	24

Kimberly D. Flowers	297,309	17

John W. Atherton	191,369	20

Michael W. Southern	410,995	31

Gene L. Ussery, Jr.	405,889	37

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100 percent of the outstanding common stock of the Company. The following table shows the number of shares of Southern Company common stock owned by directors, nominees and executive officers as of December 31, 2005. It is based on information furnished by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers as a group constitute less than one percent of the total number of shares of Southern Company common stock outstanding on December 31, 2005.

			Shares Beneficially
			Owned Include:

			Shares Individuals
		Shares	Have Rights to
Name of Directors, Nominees		Beneficially	Acquire Within 60
and Executive Officers	Title of Security	Owned(1)	Days(2)

Thomas E. Dulaney	Southern Company Common Stock	3,792

Warren A. Hood	Southern Company Common Stock	1,545

Robert C. Khayat	Southern Company Common Stock	1,162

Aubrey B. Patterson, Jr.	Southern Company Common Stock	186

George A. Schloegel	Southern Company Common Stock	2,767

Phillip J. Terrell	Southern Company Common Stock	2,302

Anthony J. Topazi	Southern Company Common Stock	106,793	94,343

Bobby J. Kerley	Southern Company Common Stock	35,334	31,157

Frances V. Turnage	Southern Company Common Stock	26,826	22,191

Kimberly D. Flowers	Southern Company Common Stock	37,204	32,934

John W. Atherton	Southern Company Common Stock	10,097	4,154

Directors, Nominees and Executive Officers as a group (11 people)	Southern Company Common Stock	228,008	184,779

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.

(2)	Indicates shares of Southern Company’s common stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
Section 16(a) Beneficial Ownership Reporting Compliance
No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934.

APPENDIX A
Southern Company
Audit Committee Charter
This Charter identifies the composition, purpose, authority, meeting requirements and responsibilities of the Southern Company (the Company) Audit Committee (the Committee) as approved by the Southern Company Board of Directors (the Board).

I.	Composition
The Committee will be comprised of at least three independent members of the Board, each of whom will be financially literate. A deliberate effort will be made to include at least one Director who is a financial expert. The selection of Committee members will be in accordance with requirements for independence and financial literacy and expertise, as interpreted by the Board in its best business judgment, giving full consideration to the rules of the Securities and Exchange Commission (SEC) and the New York Stock Exchange.

II.	Purpose
To assist the Board of Directors in fulfilling its oversight responsibilities for the following:

A.	Integrity of the financial reporting process;

B.	The system of internal control;

C.	The independence and performance of the internal and independent audit process;

D.	The Company’s process for monitoring adherence with the spirit and intent of its Code of Ethics and compliance with laws and regulations; and

E.	Assistance to Executive Management and the Chief Executive Officer in setting an appropriate “Tone at the Top” that encourages the highest levels of ethical behavior and integrity in all matters.

III.	Authority
The Audit Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

A.	Appoint, compensate, and oversee the work of the independent auditors.

B.	Resolve any disagreements between management and the independent auditors regarding financial reporting.

C.	Pre-approve all auditing and non-audit services provided by the independent auditors.

D.	Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.

E.	Seek any information it requires from employees — all of whom are directed to cooperate with the Committee’s requests — or external parties.

F.	Meet with Company officers, independent auditors, internal auditors, inside counsel or outside counsel, as necessary.
In the execution of its duties, the Committee will report to the Board of Directors.

IV.	Meeting Requirements
The Committee shall meet a minimum of four times each year, or more often if warranted, to receive reports and to discuss the quarterly and annual financial statements, including disclosures and other related information. The Committee shall meet separately, at least annually, with Company management, the Director of Internal Auditing, the Compliance Officer, and the independent auditors to discuss matters that the Committee or any of these persons believe should be discussed privately. Meetings of the Committee may utilize conference call, Internet or other similar electronic communication technology.

V. Responsibilities
A. Financial Reporting and Independent Audit Process —
The oversight responsibility of the Committee in the area of financial reporting (including disclosure controls and procedures and internal control over financial reporting) is to provide reasonable assurance that the Company’s financial disclosures and accounting practices accurately portray the financial condition, results of operations, cash flows, plans and long-term commitments of the Company on a consolidated basis, as well as on a separate company basis for each consolidated subsidiary that has publicly traded securities. To accomplish this, the Committee will:

1.	Provide oversight of the independent audit process, including direct responsibility for:

a.	Annual appointment of the independent auditors.

b.	Compensation of the independent auditors.

c.	Review and confirmation of the independence of the external auditors by obtaining statements from the auditors on relationships between the auditors and the Company, including non-audit services, and discussing the relationships with the auditors. Ensure that non-audit services provided by the independent auditors comply with and are disclosed to investors in periodic reports required by the Securities Exchange Act of 1934 and the Sarbanes Oxley Act of 2002.

d.	Review of the independent auditors’ quarterly and annual work plans, and results of audit engagements.

e.	Review of the experience and qualifications of the senior members of the independent audit team annually and ensure that all partner rotation requirements are executed.

f.	Evaluation of the independent auditors’ performance.

g.	Oversight of the coordination of the independent auditors’ activities with the Internal Auditing and Accounting functions.

2.	Review and discuss with management the quarterly and annual consolidated earnings announcements and earnings guidance provided to analysts and rating agencies.

3.	Review and discuss with management and the independent auditors the quarterly and annual financial reports and recommend those reports for filing with the SEC. The financial reports include the Southern Company consolidated financial reports as well as the separate financial reports for all consolidated subsidiaries with publicly traded securities.

a.	The review and discussion will be based on timely reports from the independent auditors, including:

i.	All critical accounting policies and practices to be used.

ii.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management; ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

iii.	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

b.	In addition, the following items will also be reviewed and discussed:

i.	Significant judgments and estimates made by management.

ii.	Significant reporting or operational issues identified during the reporting period, including how they were resolved.

iii.	Issues on which management sought second accounting opinions.

iv.	Significant regulatory changes and accounting and reporting developments proposed by Financial Accounting Standards Board, SEC, Public Company Accounting Oversight Board (PCAOB) or other regulatory agencies.

v.	Any audit problems or difficulties and management’s response.

4.	Review the letter of management representations given to the independent auditors in connection with the audit of the annual financial statements.
B. Internal Control —
The responsibility of the Committee in the area of internal control, in addition to the actions described in Section (V).(A.)., is to:

1.	Provide oversight of the internal audit function including:

a.	Review of audit plans, budgets and staffing levels.

b.	Review of audit results.

c.	Review of management’s appointment, appraisal of, and/or removal of the Company’s Director of Internal Auditing. At least every two years, regardless of the performance of the incumbent, the President and Chief Executive Officer will review with the Committee the merits of reassigning the Director of Internal Auditing.

2.	Assess management’s response to any financial reporting or compliance deficiencies.

3.	Provide oversight of the Company’s Legal and Regulatory Compliance and Ethics Programs, including:

a.	Creation and maintenance of procedures for:

i.	Receipt, retention and treatment of complaints received by management regarding accounting, internal accounting controls or audit matters.

ii.	Confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

b.	Review of plans and activities of the Company’s Corporate Compliance Officer.

c.	Review of results of auditing or other monitoring programs designed to prevent or detect violations of laws or regulations.

d.	Review of corporate policies relating to compliance with laws and regulations, ethics, conflict of interest and the investigation of misconduct or fraud.

e.	Review of reported cases of employee fraud, conflict of interest, unethical or illegal conduct.

4.	Review the quality assurance practices of the internal auditing function and the independent auditors.

5.	Review and discuss significant risks facing the Company and the guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

C.	Conduct an annual self-assessment of the Committee’s performance.

D.	Other

1.	Set clear employment policies for Southern Company’s hiring of employees or former employees of the independent auditors.

2.	Report Committee activities and findings to the Board on a regular basis.

3.	Report Committee activities in the Company’s annual proxy statement to shareholders.

4.	Review this charter at least annually and recommend appropriate changes.

ADOPTED ON October 17, 2005

BY THE SOUTHERN COMPANY

BOARD OF DIRECTORS